EXHIBIT 2.1
AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of November 6, 2026, by and between Action Acquisition LLC, a Delaware limited liability company (“Parent”), Starman Optical, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and GoPro, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined herein).
RECITALS
WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of September 1, 2026 (the “Merger Agreement”).
WHEREAS, the Parties desire to amend the Merger Agreement for the limited purposes set forth herein;
WHEREAS, pursuant to Section 8.2 of the Merger Agreement, the Merger Agreement may be amended or modified only with a written agreement, executed and delivered by duly authorized officers of the respective Parties; and
WHEREAS, the Merger Agreement incorrectly identified Parent as “Action Acquisitions LLC” and the Parties desire to confirm that the correct legal entity name of Parent is Action Acquisition LLC;
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:
1.Amendment to Section 2.4(a). Section 2.4(a) of the Merger Agreement is hereby amended and restated in its entirety with the following language:
“(a)     Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company (the “Charter”) shall become the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein or permitted by applicable Law, in each case consistent with the obligations set forth in Section 5.11.”

2.Amendment to Section 2.9. Section 2.9 of the Merger Agreement is hereby amended and restated in its entirety with the following language:
“2.9     Adjustments. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date hereof to the earlier of the Effective Time and termination in accordance with Article VII, the issued and outstanding shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration and the number of shares of Surviving Corporation Common Stock into which each share of Merger Sub’s common stock shall be converted pursuant to Section 2.6(a) shall be equitably adjusted to provide Parent and the holders of shares of Common Stock and Company Equity Awards the same economic effect (including the same relative percentage ownership of the Surviving Corporation) as contemplated by this Agreement prior to such event, and the Merger Consideration as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 2.9 shall be construed to permit the Company to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.
3.Amendment to Section 7.1(b)(i). Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety with the following language:
“(i)     the Merger shall not have been consummated by 11:59 p.m. on March 31, 2027 (the “Outside Date”); provided that (x) the Outside Date may be further extended by mutual written consent of Parent and the Company and (y) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) will not be available to any Party whose breach of this Agreement has proximately caused or resulted in the failure of the Closing to occur prior to such date;”
4.Removal of Exhibit A. Exhibit A to the Merger Agreement is hereby removed in its entirety.
5.Acknowledgement Regarding Parent. The Parties acknowledge and agree that (a) the Merger Agreement incorrectly identified Parent as “Action Acquisitions LLC” instead of Action Acquisition LLC as a result of a scrivener’s error; (b) Action Acquisition LLC, a Delaware limited liability company, is the entity that executed and delivered the Merger Agreement, has at all times since the date of the Merger Agreement been the party to and bound by the Merger Agreement as “Parent”; (c) effective as of the date of the Merger Agreement, all references in the Merger Agreement (including the preamble and signature pages thereto) and in any exhibit, schedule, certificate or other document delivered pursuant thereto by “Action Acquisitions LLC” shall be deemed to refer to Action Acquisition LLC; and (d) such misidentification shall not affect the validity, binding effect or enforceability of the Merger Agreement.
6.Amendment of the Commitment Letter. As promptly as practicable after the execution of this Amendment, Parent will use reasonable best efforts to obtain an amendment of the Commitment Letter in form and substance reasonably satisfactory to the Company which amendment will amend and restate clause (c) of Section 3 thereof with the following language: “(c) 11 :59 p.m. (New York City time) on March 31, 2027, if the closing of the Transaction has not occurred by such time”.
7.Miscellaneous.
a.Reference to and Effect on Merger Agreement. Except as expressly amended by this Amendment, the Merger Agreement is in all respects ratified and confirmed, and all of the terms thereof shall remain in full force and effect. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereto,” “herewith,” “hereunder,” and any other words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. Except as expressly modified by this Amendment, all terms of the Merger Agreement shall remain in full force and effect, unmodified in any way. This Amendment shall be deemed to form an integral part of the Merger Agreement. In the event of any inconsistency or conflict between the provisions of the Merger Agreement and this Amendment, the provisions of this Amendment will prevail and govern.
b.Other Provisions. Article VIII (Miscellaneous and General) of the Merger Agreement is hereby incorporated by reference and shall apply, mutatis mutandis, to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.
GOPRO, INC.
By:    /s/ Jason Stephen
Name: Jason Stephen
Title: SVP, General Counsel
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.
ACTION ACQUISITION LLC
By: /s/ Charlie Tebele
Name: Charlie Tebele
Title: Manager
STARMAN OPTICAL, INC.
By: /s/ Charlie Tebele
Name: Charlie Tebele
Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]